EXHIBIT 99.1

Eagle Bancorp Montana Earns $718,000, or $0.18 per Diluted Share, for the Quarter Ended September 30, 2014; Declares Regular Quarterly Cash Dividend of $0.075 per Share

HELENA, Montana, Oct. 28, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of Opportunity Bank of Montana, today reported that net income increased 7.6% to $718,000, or $0.18 per diluted share, in the quarter ended September 30, 2014, compared to $667,000, or $0.17 per diluted share, in the quarter ended September 30, 2013. In the preceding quarter Eagle earned $862,000, or $0.21 per diluted share.

"Our Montana franchise continues to generate solid core earnings from operations," stated Peter J. Johnson, President and CEO. "This quarter's revenues were up slightly and earnings per diluted share increased 6% compared to a year ago. The net interest margin held steady in spite of a challenging interest rate environment. Additionally, net loans increased 27.9% compared to a year ago, as the steady economy in Montana continues to drive loan demand from local business customers, and demand for mortgage loans."

In May 2014, the Company applied to the State of Montana to form an interim bank for the purpose of facilitating the conversion of its wholly owned subsidiary, American Federal Savings Bank, from a federally chartered savings bank to a Montana-chartered commercial bank. All regulatory approvals were granted in the quarter ended September 30, 2014, and the conversion became effective on October 14, 2014. As a result of the conversion, the Company's subsidiary has changed its name to Opportunity Bank of Montana.

In August 2014, the Board of Directors approved a change in the Company's fiscal year end from June 30 to December 31 of each year. The fiscal year change is effective beginning with the Company's 2015 fiscal year, which will now begin on January 1, 2015 and end on December 31, 2015. As a result of the change, the Company will have a six-month fiscal transition period beginning June 30, 2014 and ending December 31, 2014.

The Company also announced its board of directors declared its regular quarterly cash dividend of $0.075 per share. The dividend will be payable December 5, 2014 to shareholders of record November 15, 2014.

Quarter Ended September 30, 2014 Highlights

  Net income was $718,000, or $0.18 per diluted share.
  Net interest margin was 3.34% for the quarter ended September 30, 2014, compared to 3.27% three months earlier.
  Total loans increased 27.9% to $300.9 million at September 30, 2014, compared to $235.3 million a year earlier.
  Commercial loans increased 42.6%, compared to a year ago, to $38.4 million.
  Total deposits increased 2.8% to $440.1 million, compared to $428.3 million a year earlier.
  Nonperforming assets remain at a low level and totaled $1.2 million, or 0.21% of total assets at September 30, 2014, compared to $980,000, or 0.18% of total assets three months earlier and $1.1 million, or 0.21% of total assets a year ago.
  Nonperforming loans (NPLs) were $536,000 at September 30, 2014, compared to $522,000 three months earlier and $618,000 a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 9.39% at September 30, 2014.
  Declared a regular quarterly cash dividend of $0.075 per share, providing a 2.8% current yield at recent market prices.

Balance Sheet Results

"Loan activity has been robust, particularly in commercial real estate, commercial loans and residential loans, which are loan categories that we have focused on growing," said Johnson. Total loans increased 9.0% to $300.9 million at September 30, 2014, compared to $276.1 million three months earlier and increased 27.9% compared to $235.3 million a year earlier.

"The residential mortgage business continues to be a profitable market for Eagle, and while mortgage refinance activity has slowed down from its record-setting pace of a few years ago, new mortgage originations have been steadily increasing," said Johnson. "During the quarter ended September 30, 2014, we originated $70.8 million in new residential mortgages, excluding construction loans, and sold $50.8 million in residential mortgages. This production compares to residential mortgage originations of $53.7 million in the preceding quarter with sales of $42.4 million. Our gross margin on sale of mortgage loans was approximately 2.8% for the first quarter."

Commercial real estate loans increased 28.9% to $102.4 million at September 30, 2014, compared to $79.4 million a year earlier, while residential mortgage loans increased 29.6% to $98.5 million compared to $76.0 million a year earlier. Commercial loans increased 42.6% to $38.4 million and home equity loans increased 9.1% to $39.4 million, compared to a year ago.

Eagle's total deposits increased 2.8% to $440.1 million at September 30, 2014, compared to $428.3 million a year earlier, and were up 3.1% compared to $427.0 million at June 30, 2014. Checking and money market accounts represent 52.0%, savings accounts represent 13.7%, and CDs comprise 34.3% of the total deposit portfolio at September 30, 2014.

Total assets increased 7.8% to $553.9 million at September 30, 2014, compared to $513.9 million a year earlier. Shareholders' equity improved to $52.6 million at September 30, 2014, compared to $51.7 million at June 30, 2014, and $48.2 million year ago. Tangible book value was $11.62 per share at September 30, 2014, an increase compared to $11.10 per share at June 30, 2014 and compared to $10.64 per share a year earlier. The year-over-year increase reflects steady growth in earnings and increases in the fair value of the investment portfolio that were caused by lower interest rates.

Credit Quality

"Nearly every credit quality metric improved during the quarter compared to a year ago, with nonperforming loans and net charge-offs both decreasing compared to September 30, 2013," said Johnson. "We increased our provision for loan losses in the first quarter to account for our double digit loan growth." Eagle's provision for loan losses for the quarter ended September 30, 2014, was $215,000, compared to $168,000 in the preceding quarter and $159,000 in the first quarter a year ago. As of September 30, 2014, the allowance for loan losses represented 429.1% of nonperforming loans compared to 407.1% three months earlier and 208.5% a year earlier.

Nonperforming loans (NPLs) were $536,000 at September 30, 2014, compared to $522,000 three months earlier, and $618,000 a year ago. Net charge-offs were $40,000 in the quarter ended September 30, 2014, compared to $218,000 in the preceding quarter and $73,000 in the first quarter a year ago. The allowance for loan losses was $2.3 million, or 0.76% of total loans at September 30, 2014, compared to $2.1 million, or 0.79% of total loans at June 30, 2014, and $2.0 million, or 0.83% of total loans a year ago.

OREO and other repossessed assets increased slightly to $619,000 at September 30, 2014 compared to $458,000 both three months earlier and a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, were $1.2 million at September 30, 2014, compared to $980,000 three months earlier, and $1.1 million a year ago.

Operating Results

Revenues (net interest income before the provision for loan losses, plus non-interest income) increased 7.8% to $6.8 million in the quarter ended September 30, 2014, compared to $6.4 million in the preceding quarter and were up modestly compared to $6.7 million in the first quarter a year ago.  Net interest income before the provision for loan loss increased 4.7% to $4.2 million in the quarter ended September 30, 2014, compared to $4.0 million in the preceding quarter and increased 15.8% compared to $3.6 million in the first quarter a year ago.

"Our solid first quarter net interest margin was a result of our improved earning asset mix and the shift in our balance sheet from investments to loans," said Johnson. Eagle's net interest margin improved two basis points to 3.34% in the quarter ended September 30, 2014 compared to the preceding quarter and increased 19 basis points from the first quarter a year ago," said Johnson. Funding costs for the quarter ended September 30, 2014 were down four basis points while asset yields increased 15 basis points compared to a year ago. The investment securities portfolio decreased to $178.4 million at September 30, 2014 compared to $201.8 million a year ago, which increased average yields on earning asset balances moderately.

Eagle's noninterest income increased 13.8% to $2.7 million in the quarter ended September 30, 2014 compared to $2.4 million in the preceding quarter but was down compared to $3.1 million in the first quarter a year ago.

This quarter's net gain on the sale of loans increased 16.9% to $1.4 million, compared to $1.2 million in the preceding quarter but was down 12.1% compared to $1.6 million in the first quarter a year ago. "We have seen steady improvements in new home purchase activity, which generated higher gains on sale of loans compared to the preceding quarter," said Johnson.  "The year over year decline is due to lower mortgage refinance activity compared to a year ago, when it was at its highest.  As Montana's housing market continues to improve, we anticipate steady to improving markets for residential lending over the next few quarters."

In the quarter ended September 30, 2014, noninterest expenses were $5.9 million, which was unchanged from the first quarter of fiscal 2014 and up slightly compared to $5.7 million in the preceding quarter.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 9.39% at September 30, 2014.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Audited)	(Unaudited)
	September 30,	June 30,	September 30,
	2014	2014	2013

Assets:
Cash and due from banks	$ 3,295	$ 6,208	$ 6,493
Interest-bearing deposits with banks	615	611	633
Federal funds sold	--	--	--
Total cash and cash equivalents	3,910	6,819	7,126
Securities available-for-sale, at market value	178,428	189,553	201,832
FHLB stock, at cost	1,878	1,878	1,914
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	21,656	17,245	20,717
Loans:
Residential mortgage (1-4 family)	98,543	92,321	76,017
Commercial loans	38,387	34,412	26,920
Commercial real estate	102,377	92,043	79,399
Construction loans	8,962	6,923	4,224
Consumer loans	13,692	12,964	12,883
Home equity	39,408	37,866	36,117
Unearned loan fees	(456)	(413)	(215)
Total loans	300,913	276,116	235,345
Allowance for loan losses	(2,300)	(2,125)	(2,000)
Net loans	298,613	273,991	233,345
Accrued interest and dividends receivable	2,340	2,429	2,339
Mortgage servicing rights, net	3,913	3,756	3,420
Premises and equipment, net	20,037	20,101	18,801
Cash surrender value of life insurance	11,653	11,082	10,953
Real estate and other assets acquired in settlement of loans, net	619	458	496
Goodwill	7,034	7,034	6,890
Core deposit intangible	703	745	875
Other assets	2,927	3,862	4,992
Total assets	$ 553,866	$ 539,108	$ 513,855

Liabilities:
Deposit accounts:
Noninterest bearing	66,263	58,432	62,533
Interest bearing	373,882	368,613	365,747
Total deposits	440,145	427,045	428,280
Accrued expense and other liabilities	4,749	3,749	3,761
Federal funds purchased	--	--	--
FHLB advances and other borrowings	51,172	51,454	28,466
Subordinated debentures	5,155	5,155	5,155
Total liabilities	501,221	487,403	465,662

Shareholders' Equity:
Preferred stock (no par value; 1,000,000 shares authorized; none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,866,233; 3,916,233; 3,898,685 outstanding at September 30, 2014, June 30, 2014 and September 30, 2013, respectively)	41	41	41
Additional paid-in capital	22,126	22,123	22,114
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,182)	(1,224)	(1,348)
Treasury stock, at cost
(216,894 shares at September 30, 2014 166,894 shares at June 30, 2014 and 184,442 shares at September 30, 2013)	(2,333)	(1,800)	(1,993)
Retained earnings	35,252	34,824	34,233
Accumulated other comprehensive loss	(1,259)	(2,259)	(4,854)
Total shareholders' equity	52,645	51,705	48,193
Total liabilities and shareholders' equity	$ 553,866	$ 539,108	$ 513,855

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Interest and dividend Income:
Interest and fees on loans	$ 3,658	$ 3,379	$ 3,121
Securities available-for-sale	1,044	1,117	1,019
Interest on deposits with banks	1	3	1
Total interest and dividend income	4,703	4,499	4,141
Interest Expense:
Interest expense on deposits	338	332	321
Advances and other borrowings	156	147	182
Subordinated debentures	21	21	21
Total interest expense	515	500	524
Net interest income	4,188	3,999	3,617
Loan loss provision	215	168	159
Net interest income after loan loss provision	3,973	3,831	3,458

Noninterest income:
Service charges on deposit accounts	284	253	279
Net gain on sale of loans	1,398	1,196	1,591
Mortgage loan servicing fees	380	360	314
Net gain on sale of available-for-sale securities	194	41	431
Net loss on sale of OREO	--	--	(28)
Net (loss) gain on fair value hedge	(47)	(62)	23
Other income	448	563	488
Total noninterest income	2,657	2,351	3,098

Noninterest expense:
Salaries and employee benefits	3,131	3,183	3,342
Occupancy and equipment expense	695	688	687
Data processing	540	481	448
Advertising	166	148	251
Amortization of mortgage servicing fees	166	164	193
Amortization of core deposit intangible and tax credits	105	105	109
Federal insurance premiums	73	19	84
Postage	44	43	42
Legal, accounting and examination fees	262	175	124
Consulting fees	176	218	86
Write-down on OREO	--	10	--
Other expense	507	509	487
Total noninterest expense	5,865	5,743	5,853

Income before income taxes	765	439	703
Income tax provision (benefit)	47	(423)	36
Net income	$ 718	$ 862	$ 667

Basic earnings per share	$ 0.18	$ 0.22	$ 0.17
Diluted earnings per share	$ 0.18	$ 0.21	$ 0.17
Weighted average shares outstanding (basic EPS)	3,889,603	3,916,233	3,898,685
Weighted average shares outstanding (diluted EPS)	3,944,406	3,971,036	3,977,542

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	September 30	June 30	March 31	September 30,
	2014	2014	2014	2013
Asset Quality:
Nonaccrual loans	$ 486	$ 342	$ 404	$ 744
Loans 90 days past due	--	--	--	--
Restructured loans, net	50	180	214	215
Total nonperforming loans	536	522	618	959
Other real estate owned and other repossessed assets	619	458	458	496
Total nonperforming assets	$ 1,155	$ 980	$ 1,076	$ 1,455
Nonperforming loans / portfolio loans	0.18%	0.19%	0.24%	0.41%
Nonperforming assets / assets	0.21%	0.18%	0.21%	0.28%
Allowance for loan losses / portfolio loans	0.76%	0.79%	0.83%	0.85%
Allowance / nonperforming loans	429.10%	407.09%	351.94%	208.55%
Gross loan charge-offs for the quarter	$ 80	$ 236	$ 74	$ 160
Gross loan recoveries for the quarter	$ 40	$ 18	$ 1	$ 1
Net loan charge-offs for the quarter	$ 40	$ 218	$ 73	$ 159

Capital Data (At quarter end):
Tangible book value per share	$ 11.62	$ 11.10	$ 10.64	$ 10.37
Shares outstanding	3,866,233	3,916,233	3,918,399	3,898,685

Profitability Ratios (For the quarter):
Efficiency ratio*	84.15%	88.79%	93.39%	84.90%
Return on average assets	0.52%	0.65%	0.08%	0.52%
Return on average equity	5.49%	6.81%	0.88%	5.58%
Net interest margin	3.34%	3.32%	3.29%	3.15%

Profitability Ratios (Year-to-date):
Efficiency ratio *	84.15%	88.94%	88.31%	84.90%
Return on average assets	0.54%	0.32%	0.33%	0.52%
Return on average equity	5.67%	3.38%	3.42%	5.58%
Net interest margin	3.34%	3.27%	3.25%	3.15%

Other Information
Average total assets for the quarter	$ 547,111	$ 528,435	$ 512,395	$ 510,821
Average total assets year to date	$ 547,111	$ 515,472	$ 511,001	$ 510,821
Average earning assets for the quarter	$ 500,485	$ 481,715	$ 464,796	$ 458,750
Average earning assets year to date	$ 500,485	$ 466,057	$ 460,691	$ 458,750
Average loans for the quarter **	$ 304,791	$ 281,557	$ 262,579	$ 244,567
Average loans year to date **	$ 304,791	$ 260,825	$ 253,914	$ 244,567
Average equity for the quarter	$ 52,299	$ 50,627	$ 49,018	$ 47,847
Average equity year to date	$ 52,299	$ 49,136	$ 48,651	$ 47,847
Average deposits for the quarter	$ 436,044	$ 432,033	$ 433,140	$ 422,299
Average deposits year to date	$ 436,044	$ 428,676	$ 427,395	$ 422,299

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007